Exhibit 99.1

SEARCHLIGHT MINERALS CORP. ANNOUNCES CLOSING OF PRIVATE PLACEMENT WITH LUXOR CAPITAL PARTNERS, LP, FOR AGGREGATE GROSS PROCEEDS OF $1.5 MILLION

HENDERSON, Nevada (March 30, 2015) -- Searchlight Minerals Corp. (OTCQB: SRCH) (the “Company”), announced today that on March 25, 2015, it completed a $1,500,000 private placement of its securities (the “Offering”) with Luxor Capital Partners, LP (“Luxor”), the Company’s largest shareholder, at a price of $0.3529 per “Unit”.

The Company also announced today that on March 18, 2015, 516,460 shares of the Company’s common stock was issued in exchange for $129,115 in interest payments to 13 of the Company’s 16 convertible note holders.

Luxor Private Placement

In the Offering, the Company sold 4,250,000 “Units” at a purchase price of $0.3529 per Unit, resulting in aggregate gross proceeds to us of $1,500,000. Each Unit consists of one share of the Company’s common stock and one common stock purchase warrant. Each warrant entitles the warrant holder to purchase one share of the Company’s Common Stock, at an exercise price of $0.50 per share. These warrants expire five years from the date of issuance. Certain registration rights were granted to Luxor in connection with the Offering.

In connection with the Offering, the Company agreed to further waive the existing limitations to allow Luxor to become the beneficial owners of up to 26% of the shares of our common stock, without being deemed to be an “acquiring person” under the Company’s stockholders rights agreement. Following the Offering, Luxor is the beneficial owner of approximately 24.43% of the Company’s common stock (including giving effect to any warrants or other rights to purchase share of the Company’s common stock).

Note Holders Stock Purchase

On March 18, 2015, 13 of the Company’s 16 secured convertible promissory note holders (“Note Holders”) elected to purchase shares of the Company’s restricted common stock in lieu of their March 18, 2015 interest payments. In aggregate, $129,115 of the $142,415 of interest owed was exchanged for 516,460 shares of the Company’s restricted common stock, which represented a purchase price of $0.25 per share. The Note Holders were also granted certain registration rights. Such Note Holders included Luxor, Martin Oring, one of our directors, and our Chief Executive Officer and President, and certain of Mr. Oring’s affiliates.

Additional details of the Luxor Private Placement and Note Holders Stock Purchase can be found in the Company’s filing on Form 8-K, dated March 30, 2015, at www.sec.gov.

“We are pleased that Luxor, our largest investor and stakeholder, has elected to increase its ownership position in the Company by participating in this private placement. It shows confidence in both our company’s project and future stock performance.” stated Martin Oring, Chief Executive Officer of Searchlight. “The new capital will be used to expedite our technical program and optimization testing of our thermal pre-treatment and pilot autoclave. We believe that as we consistently recover gold as metal-in-hand in significant quantities and produce high grade iron, that this will validate the technical and economic viability of the Clarkdale Slag Project.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in the Clarkdale Slag Project, a mineral project located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

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Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission. When used in this Press Release in discussing the recent developments on the Company’s mineral projects, including, without limitation, the resolution of certain issues relating to the operation of production modules, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues with the mineral projects that may affect production modules and primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com.

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